AMENDMENT TO DEALER AGREEMENT BY AND AMONG MERRIL LYNCH,

PIERCE, FENNER & SMITH INCORPORATED AND BLACKSTONE ADVISORY

PARTNERS L.P.

THIS AMENDMENT, effective as of January 1, 2016, is by and among Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), and Blackstone Advisory Partners L.P. (“BAP”);

WITNESSETH:

WHEREAS, Merrill and BAP entered into a Dealer Agreement dated as of July 14, 2014, as amended to date (the “Agreement”), with regard to providing certain services for its clients who invest in Blackstone Real Estate Income Fund (the “Fund”) through Merrill; and

WHEREAS, the parties now desire to amend the Agreement to reflect a more frequent payment schedule.

NOW THEREFORE, in consideration of the above premises the parties now amend the Agreement by the following:

1.	Section 6(b). Section 6(b) is hereby deleted in its entirety and replaced with the following provision:

(b)	Subject to the limitations described in Section 6(d) hereof, the Sub-Distribution Agent shall also be entitled to receive from the Distributor distribution fees and servicing fees, if any, for the aggregate value of Shares held by Customer Shareholders (for so long as such Shares are held by Customer Shareholders through accounts maintained by such customers at the Sub-Distribution Agent (or its affiliates)) at the annual rate listed in Schedule 1. These fees will be calculated and paid monthly based on the value of Shares at the end of each month, with payment occurring within 34 days after the end of each month. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation to Sub-Distribution Agent for such payments is limited solely to the Related Compensation, provided that the Distributor shall use commercially reasonably efforts to secure Related Compensation from the Fund.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

MERRIL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Gregory Parets
Name:	Gregory Parets
Title:	Managing Director

Date:	1/7/16

BLACKSTONE ADVISORY PARTNERS
L.P.

By:	/s/ C.B. Richardson
Name:	C.B. Richardson
Title:	Managing Director

Date:	1-11-2016